Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-286696

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 7, 2025

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 23, 2025)

NOVAGOLD RESOURCES INC.

43,500,000 Common Shares

$       Per Share

We are offering up to 43,500,000 common shares pursuant to this prospectus supplement and accompanying prospectus.

Our common shares are traded on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “NG.” On May 6, 2025, the last reported sale price per share of our common shares on the NYSE American was $4.21 and on the TSX was C$5.80.

Investing in our common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” on page S-8 of this prospectus supplement and in the accompanying prospectus, as well as those contained in the documents that are incorporated by reference herein and therein. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, before deciding whether to purchase our common shares.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1) See “Underwriting” beginning on page S-18 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 6,525,000 common shares from us, at the public offering price, less the underwriting discounts and commissions, for 30 days after the date of this prospectus supplement.

Concurrently with the offering, we intend to complete a concurrent private placement offering (the “Concurrent Private Placement”) of at least 16,500,000 common shares at a price equal to the public offering price for aggregate gross proceeds of up to $           with certain of our major investors, including Electrum Strategic Resources L.P. (each a "Placement Investor"). We intend to enter into a subscription agreement with each of the Placement Investors setting out the terms of the Concurrent Private Placement, which is expected to include similar resale registration rights as currently contained in the Backstop Agreement (as defined below). We anticipate using the net proceeds of the Concurrent Private Placement for the same purposes as the public offering. The closing of the Concurrent Private Placement is expected to close at the same time or shortly after the public offering. The consummation of this offering is not contingent upon the consummation of the Concurrent Private Placement, and the consummation of the Concurrent Private Placement is not contingent upon the consummation of this offering. We cannot assure you that the Concurrent Private Placement will be completed or, if completed, on what terms it will be completed.

Delivery of the common shares in the public offering will be made on or about         , 2025 through the book-entry facilities of The Depositary Trust Company.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Citigroup	RBC Capital Markets

BMO Capital Markets

Prospectus Supplement dated         , 2025.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. We and the underwriters are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies. Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, the accompanying prospectus, nor that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2025, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an automatic “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering and also adds to and updates information contained in the accompanying prospectus. The second part consists of the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, including the documents incorporated by reference herein and therein. This prospectus supplement may add, update, or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, or any documents incorporated by reference, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus, including the documents incorporated by reference therein. Information in any document we subsequently file that is incorporated by reference shall modify or supersede the information in this prospectus supplement, the accompanying prospectus and documents incorporated by reference prior to such subsequent filing.

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus supplement, the words “NOVAGOLD,” “we,” “us,” “our” or the “Company” refer to NOVAGOLD RESOURCES INC. and its consolidated subsidiaries, and all references to “$,” “U.S. Dollars” and “dollars” are to United States dollars, and references to “C$” are to Canadian dollars.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus and the documents incorporated by reference herein may include market and industry data and forecasts that we have developed or extracted from independent research reports, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

S-1

NOTICE REGARDING MINERAL DISCLOSURE

The technical report summary for our material project, the Donlin Gold project in Alaska, USA (the “Donlin Gold Project”) has been prepared in accordance with subpart 1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations, which governs disclosure for mining registrants (“S-K 1300”).

Inferred mineral resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.

S-2

PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein and therein. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, as well as those contained in the other documents incorporated by reference.

Our Company

We operate in the gold mining industry, primarily focused on advancing the Donlin Gold Project in Alaska. The Donlin Gold project is held by Donlin Gold LLC (“Donlin Gold”), a limited liability company owned equally by wholly-owned subsidiaries of NOVAGOLD and Barrick Gold Corporation (“Barrick”).

We do not produce gold or any other minerals, and do not currently generate operating earnings. Funding to explore our mineral properties and to operate the Company was acquired primarily through previous equity financings consisting of public offerings of our common shares and warrants and through debt financing consisting of convertible notes, and the sale of assets. We expect to continue to raise capital through additional equity and/or debt financings, through the exercise of options, and other such means.

Our common shares are listed on the NYSE American and the TSX under the ticker symbol “NG.”

We were incorporated by memorandum of association on December 5, 1984, under the Companies Act (Nova Scotia) as 1562756 Nova Scotia Limited. On January 14, 1985, we changed our name to NovaCan Mining Resources (1985) Limited and on March 20, 1987, we changed our name to NOVAGOLD RESOURCES INC. On May 29, 2013, our shareholders approved the continuance of the corporation into British Columbia. Subsequently, we filed the necessary documents in Nova Scotia and British Columbia, and we continued under the Business Corporations Act (British Columbia) effective as of June 10, 2013. The current addresses, telephone and facsimile numbers of our offices are:

Executive office	Corporate office
201 South Main Street, Suite 400	400 Burrard Street, Suite 1860
Salt Lake City, UT, USA 84111	Vancouver, BC, Canada V6C 3A6
Telephone (801) 639-0511	Toll free (866) 669-6227
Facsimile (385) 342-4620	Facsimile (604) 669-6272

For more information about our business, please see our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Recent Developments

Acquisition of Donlin Gold

On April 22, 2025, NOVAGOLD and Paulson Advisers LLC (“Paulson”) announced that they had entered into a membership interest purchase agreement (the “Acquisition Agreement”) with Barrick Gold Corporation (“Barrick”) to acquire Barrick’s 50% interest in Donlin Gold LLC for $1 billion in cash (the “Acquisition”). Pursuant to the agreement, NOVAGOLD will increase its ownership interest in Donlin Gold LLC from 50% to 60%, with Paulson owning the remaining 40% interest in Donlin Gold LLC.

S-3

The Acquisition Agreement, dated April 22, 2025, was made by and among the Company, Barrick Gold U.S. Inc (“Barrick Gold”), Barrick, Paulson Advantage Plus Master Ltd. (“Paulson Advantage”), Paulson Partners LP (“Paulson”), Donlin Gold Holdings LLC, a subsidiary of Paulson Advantage and Paulson (“Donlin Holdings”), and NovaGold Resources Alaska, Inc., a subsidiary of the Company (“NGRA”). Currently, the Company, through NGRA, owns 50% of the interests in Donlin Gold, which directly owns the Donlin Gold project (the “Donlin Gold Project”). Pursuant to the terms of the Acquisition Agreement, Donlin Holdings would purchase 80% of Barrick Gold’s membership interests in Donlin Gold (40% of the aggregate outstanding membership interests) for a total of $800 million and NGRA would purchase 20% of Barrick Gold’s membership interests in Donlin Gold (10% of the aggregate outstanding membership interests) for a total of $200 million (the “Company Purchase Price”). If NGRA fails to purchase its 20% membership interests under the Acquisition Agreement, Donlin Holdings is required to purchase those interests, which in that instance, Donlin Holdings would purchase 100% of Barrick Gold’s membership interests (50% of the aggregate outstanding membership interests).

In addition to the $1 billion aggregate purchase price, NGRA and Donlin Holdings shall pay to Barrick Gold their respective pro rata share of the amounts paid by Barrick Gold to Donlin Gold pursuant to Donlin Gold’s cash calls from the effective date of the Acquisition Agreement until the closing of the Acquisition.

Each of the parties also made customary representations, warranties, indemnities and covenants pursuant to the Acquisition Agreement, including representations and covenants relating to the availability of funds. In additional to the customary closing conditions and requirements for regulatory approvals, including but not limited to the consent of the Alaska Department of Natural Resources (“DNR”) required in connection with our interest in the DNR Right-of-Way Lease, the Acquisition Agreement provides that the following agreements will be entered into at the closing of the Acquisition:

•	A short-term transition services agreement for certain administrative tasks currently performed by Barrick for Donlin Gold
•	An indemnity and release which provides for a post-closing environmental indemnity by Donlin Gold for the benefit of Barrick. NGRA and the Company shall provide a guarantee of Donlin Gold’s obligations under the indemnity agreement
•	An intellectual property licensing agreement which permits Donlin Gold to use on a nonexclusive and royalty-fee, fee-free, fully-paid basis certain patents owned by Barrick relating to the development of the Donlin Gold. The licensing agreement also provides for a license back to Barrick on an irrevocable (except as otherwise in the license agreement), perpetual, royalty-free, fee-free, and fully paid up, non-exclusive license with respect to any improvements made by Donlin Gold on such intellectual property
•	An amended and restated note and security agreement between NGRA and Barrick Gold

The Acquisition Agreement may be terminated and the transactions contemplated thereby abandoned: (A) by mutual written consent of the parties at any time prior to Closing; (B) by Donlin Holdings or NGRA if certain closing conditions in the Acquisition Agreement in favor of the purchasers cannot be satisfied by the date that is 180 days following the effective date of the Acquisition Agreement (the “Outside Date”), and such condition is not waived, or a material adverse effect regarding Donlin Gold has occurred and is unable to be cured by the Outside Date; (C) by Barrick Gold if certain closing conditions in the MIPA in favor of Barrick Gold cannot be satisfied by the Outside Date, and such condition is not waived; or (D) if a governmental body having jurisdiction over any party to the transaction has enjoined or prohibited the consummation of the transaction, subject to certain conditions in the Acquisition Agreement.

The Acquisition Agreement provides that the Acquisition will close on (a) the later of (i) the date that is five (5) Business Days following satisfaction of specified closing conditions, and (ii) June 2, 2025, or (b) such other date as the parties may mutually agree in writing; provided, however, that the closing shall occur no later than the Outside Date;

S-4

Amended and Restated LLC Agreement

NGRA previously entered into a limited liability company agreement with Barrick Gold and Donlin Gold (“LLC Agreement”) dated December 1, 2007, as amended from time to time. Upon the closing of the Acquisition, Donlin Holdings, NGRA and Donlin Gold will enter into an amended and restated LLC Agreement.

Pursuant to the terms of the anticipated amended and restated LLC Agreement, the primary amendments to the existing LLC Agreement consist of the following:

•	The existing deadlock provision contained in Article XVI of the current LLC Agreement will be replaced with a provision of non-binding mediation.
•	Consistent with the current LLC Agreement, the funding for Donlin Gold will be shared by both parties based on their percentage ownership. For example, if NGRA holds 60% of the membership interests of Donlin Gold, it will have the responsibility to fund 60% of the expenses of Donlin Gold. However, the intent is for the parties to have equal governance rights, such that, if NGRA acquires the additional 10% interest in Donlin Gold, there is a provision in the LLC Agreement which provides that NGRA's voting interest will always be 10% less than its ownership interest and Paulson's will always be 10% greater. If, however, NGRA does not acquire any additional interests in the Acquisition, there will be no such adjustment to the voting percentages.
•	The parties will agree to manage the operations of Donlin Gold in a manner to avoid adverse tax consequences to the parties, including pursuant to Section 4943 of the Internal Revenue Code.
•	Certain provisions in the current LLC Agreement will be deleted or amended as a result of such provisions being outdated or no longer relevant due to the current development and permitting status of Donlin Gold.

Backstop Arrangement

On April 22, 2025, the Company entered into a backstop agreement (“Backstop Agreement”) with the Electrum Strategic Resources L.P. (“Electrum”), Paulson Advantage Plus Master Ltd. and Paulson Partners LP (together, the “Paulson Investor”) and Kopernik Global Investors, LLC, on behalf of investment funds and accounts managed by it (“Kopernik” and, together with Electrum and Paulson Investor, the “Investors”) to secure financing for the Company Purchase Price under the Acquisition Agreement. Pursuant to the terms of the Backstop Agreement, the Investors agreed to purchase, on a non-brokered, private placement basis, up to $170 million in the Company’s common shares at $3 per share (up to 56,666,667 common shares in the aggregate (the “Subscribed Shares”). Pursuant to the Backstop Agreement, Paulson Investor has committed up to $85 million, Electrum has committed up to $42.5 million and Kopernik has committed up to $42.5 million.

If the Company chooses to utilize the Backstop Agreement, the private placement would close two business days prior to the completion of the Acquisition (the “Backstop Closing Date”). The proceeds from the Backstop Agreement are limited to the funding of the Company Purchase Price under the Acquisition Agreement. The Company may, but is not required to, seek alternative financing in lieu of the private placement pursuant to the Backstop Agreement, including this offering. If the Company obtains alternative financing prior to the Backstop Closing Date, including upon consummation of this offering, the first $30 million of capital raised in an alternative financing shall be used to fund the Company’s treasury commitment under the Acquisition Agreement; thereafter, the aggregate commitment of all Investors under the Backstop Agreement is reduced dollar-for-dollar for each dollar of capital raised by the Company in such alternative financings, with each Investor’s individual commitment being ratably reduced.

In consideration for entering into the Backstop Agreement, the Company issued an aggregate of 25,500,000 warrants to purchase the Company’s common shares (the "Warrants"), with each Warrant entitling the holder thereof to purchase one common share (a “Warrant Share”) at an exercise price of $3.00 per Warrant Share for a period of five years from the date of issuance. The Warrants were issued in the following amounts: (i) 12,750,000 Warrants to Paulson Investor; (ii) 6,375,000 Warrants to Electrum; and (iii) 6,375,000 Warrants to Kopernik. The Warrants issued to Paulson Investor included a blocker provision preventing the exercise of the warrant if doing so would cause the holder of the warrant to exceed beneficial ownership of greater than 9.99% of the Company’s common shares, which provision can be waived upon 61 days’ notice. The Warrants issued to Kopernik included a blocker provision preventing the exercise of the warrant if doing so would cause the holder of the warrant to exceed beneficial ownership of greater than 19.99% of the Company’s common shares, which provision can be waived upon 61 days’ notice.

S-5

Each Investor has agreed that it will use reasonable commercial efforts to enter into a customary lock-up agreement with Citigroup Global Markets Inc. and RBC Capital Markets, LLC, as underwriters for this offering, in such form as is further described under the caption “Underwriting.”

The Backstop Agreement further provides the Investors with registration rights, pursuant to which the Company has agreed to, among other things, file within fifteen (15) business days after the closing date of the Acquisition a registration statement with the U.S. Securities Exchange Commission registering the resale of the Subscribed Shares and the Warrant Shares and to cause such registration statement to remain effective until the earlier of (a) three (3) years from the issuance of the Subscribed Shares, (b) the date on which all of the Subscribed Shares and Warrant Shares shall have been sold, or (c) the first date on which each Investor can sell all of its Subscribed Shares and/or Warrant Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act of 1933, as amended, without limitation as to the manner of sale or the amount of such securities that may be sold. The Backstop Agreement also contains customary indemnification and other provisions customary for registration rights of this type.

The first use of proceeds from this offering and the Concurrent Private Placement is to fund the Company’s portion of the purchase price pursuant to the Acquisition Agreement. As a result, if at least $200 million in net proceeds are raised in this offering and the Concurrent Private Placement, the Backstop Agreement will not be used to fund the purchase price. See “Use of Proceeds” for more detail.

Concurrent Private Placement

Concurrently with the offering, we intend to complete the Concurrent Private Placement of at least 16,500,000 common shares at a price equal to the public offering price for aggregate gross proceeds of up to $        with the Placement Investors. We intend to enter into a subscription agreement with each of the Placement Investors setting out the terms of the Concurrent Private Placement, which is expected to include similar resale registration rights as currently contained in the Backstop Agreement. We anticipate using the net proceeds of the Concurrent Private Placement for the same purposes as the public offering. The closing of the Concurrent Private Placement is expected to close at the same time or shortly after the public offering. The consummation of this offering is not contingent upon the consummation of the Concurrent Private Placement, and the consummation of the Concurrent Private Placement is not contingent upon the consummation of this offering. We cannot assure you that the Concurrent Private Placement will be completed or, if completed, on what terms it will be completed.

S-6

THE OFFERING

Common shares offered by us pursuant to this prospectus supplement	43,500,000 common shares.
Option to purchase additional shares of common shares	The underwriters have a 30-day option to purchase up to 6,525,000 additional shares of common shares.
Common shares to be outstanding after this offering and the Concurrent Private Placement	common shares (or shares if the underwriters exercise their option to purchase additional shares in full). See “Description of Share Capital” in the accompanying prospectus.
Use of proceeds

We estimate that the net proceeds to us from this offering and the Concurrent Private Placement will be approximately $       million, or approximately $        million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Together with the Concurrent Private Placement, we estimate that we intend to use the net proceeds from this offering and the Concurrent Private Placement to fund the Company Purchase Price under the Acquisition Agreement and to use the remaining net proceeds, if any, for general corporate purposes including updating the feasibility study. See “Use of Proceeds” and “Prospectus Supplement Summary––Recent Developments” of this prospectus supplement for additional information.

Risk factors

You should read and consider the information set forth under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, together with the risk factors and cautionary statements described in our 2024 Annual Report on Form 10-K and the other documents, incorporated by reference herein, before deciding to invest in shares of our common shares.

NYSE American and Toronto Stock Exchange Symbol	“NG”

The number of common shares shown above to be outstanding immediately after this offering and the Concurrent Private Placement is based on 334,696,294 common shares outstanding as of May 2, 2025 and excludes the following:

•	11,247,400 common shares issuable pursuant to options outstanding as of May 2, 2025, 9,877,800 with a weighted average exercise price of $5.64 per share and the remaining 1,369,600 of those options with a weighted-average exercise price of C$7.14;

•	up to 2,074,300 common shares underlying outstanding performance share units (“PSUs”) granted as of May 2, 2025; and

•	up to 307,555 common shares underlying outstanding deferred share units (“DSUs”) granted as of May 2, 2025.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional common shares.

S-7

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. The following risk factors and other information included in this prospectus supplement should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also impair our business operations. You should carefully consider the risks described below, as well as those contained in the accompanying prospectus, our most recent Form 10-K annual report, and the other documents incorporated by reference, before deciding whether to invest in our common shares. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In any such case, the trading price of our common shares could decline, and you could lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to this Offering

We have broad discretion as to the use of proceeds from this offering and the Concurrent Private Placement and may not use the proceeds effectively.

Our management will retain broad discretion as to the allocation of the proceeds and may spend these proceeds in ways in which you may not agree. We intend to use the net proceeds from this offering and the Concurrent Private Placement to fund the Company Purchase Price for the Acquisition Agreement and to use the remaining net proceeds, if any, for general corporate purposes including updating the feasibility study. See “Use of Proceeds” for additional information. If the Acquisition is not completed, our management will have considerable discretion in the application of the net proceeds, including redirecting funds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common shares to decline.

The Acquisition may not be completed and the Acquisition Agreement may be terminated in accordance with its terms.

Among the use of proceeds for the offering and the Concurrent Private Placement is to fund the Company Purchase Price under the Acquisition Agreement. The Acquisition is subject to a number of conditions that must be satisfied (or waived, to the extent permitted), including satisfaction of closing conditions, including regulatory approvals, such as but not limited to the consent of the DNR required in connection with our interest in the DNR Right-of-Way Lease, by the outside date of October 19, 2025. These conditions to the completion of the Acquisition, some of which are beyond the control of NOVAGOLD, Paulson and Barrick, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Acquisition may be delayed or not completed.

You will experience immediate and substantial dilution in the net tangible book value per common share you purchase.

If you purchase common shares in this offering, you will incur immediate and substantial dilution in the amount of $ per share (or $ per share if the underwriters exercise their option to purchase additional shares in full) because the public offering price of $ per share is substantially higher than the as-adjusted net tangible book value per common share outstanding as of          , 2025. In addition, you may also experience additional dilution after this offering on any future equity issuances, including the issuance of common shares in the Concurrent Private Placement, in connection with our equity incentive plans, or pursuant to any exercise of any contractual obligations. To the extent we raise additional capital by issuing equity securities, our shareholders will experience substantial additional dilution. See “Dilution” for additional information.

You may experience future dilution as a result of future equity offerings, including as a result of the Concurrent Private Placement.

In order to raise additional capital, we expect to offer additional common shares or other securities convertible into or exchangeable for our common shares in the future, including through the Concurrent Private Placement. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights, preferences and privileges superior to existing shareholders. The price per share at which we sell additional common shares or other securities convertible into or exchangeable for our common shares in future transactions may be higher or lower than the price per share in this offering. If we sell common shares or other securities convertible into or exchangeable for our common shares in subsequent transactions, our investors’ holdings may be materially diluted.

S-8

Future sales of our common shares in the public market could cause our common share price to fall.

Our common share price could decline as a result of sales of a large number of common shares after this offering and the Concurrent Private Placement or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

All common shares expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates” as defined in Rule 144 under the Securities Act. Concurrently with this offering, we intend to complete the Concurrent Private Placement of at least 16,500,000 common shares at a price equal to the public offering price for aggregate gross proceeds of up to $         with the Placement Investors. All common shares expected to be sold in the Concurrent Private Placement will be “restricted securities”, but we have agreed to file a resale registration statement with respect to such shares. The resale of certain of our outstanding common shares following this offering or the Concurrent Private Placement is currently prohibited or otherwise restricted as a result of securities law provisions or lock-up agreements entered into by certain of our shareholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning 91 days after the date of this prospectus supplement. See “Underwriting.”

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they change their recommendations regarding our common share adversely, the trading price or trading volume of our common shares could decline.

The trading market for our common shares will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of these analysts initiate research with an unfavorable rating or downgrade our common shares, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our common share price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common shares to decline.

We are dependent on the cooperation of third parties in the exploration and development of our Donlin Gold project.

Our success with respect to the Donlin Gold Project depends on the cooperation of the co-owner of Donlin Gold LLC. We currently hold a 50% voting interest and the remaining 50% voting interest is held by the third party that is not under our control or direction. On April 22, 2025, we entered into the Acquisition Agreement whereby we and Paulson Advisors will acquire the 50% interest from our current co-owner of Donlin Gold. As currently contemplated by the membership interest purchase agreement, we will acquire an additional 10% of Donlin Gold LLC, and Paulson will acquire 40% of Donlin Gold LLC. However, governance of Donlin Gold will be shared on an equal basis, so that we will continue to be dependent on the cooperation of third parties for the progress and development of the Donlin Gold Project. The third parties may have different priorities which could impact the timing and cost of development of the Donlin Gold Project. If the third parties default on their agreements with us, with or without our knowledge, it may put the mineral property and related assets at risk. The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on our ability to achieve our business plan, profitability, or the viability of our interests held with the third parties, which could have a material adverse impact on our business, future cash flows, earnings, results of operations and financial condition: (i) disagreement with the third parties on how to develop and operate the Donlin Gold Project efficiently; (ii) inability to exert influence over certain strategic decisions made in respect of the jointly-held Donlin Gold Project; (iii) inability of the third parties to meet their obligations to the joint business or other parties; and (iv) litigation with all or some of the third parties regarding joint business matters.

S-9

Assuming we acquire the 10% additional membership interests when the Acquisition closes, our voting interests will be contractually reduced in the anticipated amended and restated LLC Agreement.

Consistent with the current LLC Agreement, the funding for Donlin Gold will be shared by both parties based on their percentage ownership. For example, if NGRA holds 60% of the membership interests of Donlin Gold, it will have the responsibility to fund 60% of the expenses of Donlin Gold. However, whether Paulson holds 40% or 50% of Donlin Gold, the intent is for the parties to have equal governance rights. This adjustment to the parties voting interests, as currently contemplated by the anticipated form of amended and restated LLC Agreement means that (i) NGRA’s voting percentage interests are defined as its participating interest from time to time less an absolute 10% and (ii) Paulson’s voting percentage interests are defined as its participating interest from time to time plus an absolute 10%. For this reason, if following the Acquisition, NGRA holds 60% of the membership interests of Donlin Gold, the Company anticipates that it would have a 50% voting interest at Donlin Gold, not 60%. These disproportionately reduced voting rights may reduce the value attributed to our interest in Donlin Gold and reduces our ability to assert our proportionate rights at the project.

If a U.S. Holder is treated as owning at least 10% of the Company's common shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder (as defined in “Material United States Federal Income Tax Considerations for U.S. Holders”) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Company's common shares, such U.S. Holder may be treated as a “United States shareholder” with respect to the Company, or to any of its subsidiaries, if the Company or such subsidiary constitutes a “controlled foreign corporation” (in each case, as such terms are defined under the Internal Revenue Code of 1986, as amended (the “Code”)). Certain United States shareholders of a controlled foreign corporation may be required to annually report and include in their U.S. taxable income, as ordinary income, their pro rata share of “Subpart F income”, “global intangible low-taxed income” and certain investments in U.S. property by such controlled foreign corporations, whether or not such controlled foreign corporation makes any distributions to such United States shareholder. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences and may extend the statute of limitations with respect to the United States shareholder's U.S. federal income tax return for the year for which such reporting was due. The Company cannot provide any assurances that it will assist investors in determining whether the Company or any of its non-U.S. subsidiaries are treated as controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporation. The Company also cannot guarantee that it will furnish to any United States shareholders information that may be necessary for them to comply with the aforementioned obligations. U.S. Holders are urged to consult their own tax advisors regarding the potential application of these rules to their investments in the Company.

The Company has not made a determination with respect to whether it or its subsidiaries are treated as controlled foreign corporations under the Code. If the Company or its non-U.S. subsidiaries are treated as controlled foreign corporations and PFICs (as defined below) under the Code, the Company or its non-U.S. subsidiaries shall not be treated with respect to a shareholder as PFICs during the portion of such shareholder's holding period with respect to stock in the Company during which the shareholder is a United States shareholder under section 951(b) of the Code. The interaction between the rules governing PFICs and controlled foreign corporations are complex, and each U.S. Holder should consult its own tax advisor regarding the potential application of the controlled foreign corporation rules to the acquisition, ownership, and disposition of common shares acquired pursuant to the offering.

S-10

The Company believes it was a passive foreign investment company (“PFIC”) in 2024, and believes it may be a PFIC in the current tax year and future tax years, which could have negative tax consequences for U.S. investors participating in the offering.

U.S. Holders (as defined below under the heading “Material United States Federal Income Tax Considerations for U.S. Holders – U.S. Holders”) should be aware that the Company believes that it was a PFIC for the fiscal year ended November 30, 2024, and based on current business plans and financial expectations, including the expected composition of assets, may be a PFIC in the current tax year and future tax years. PFIC status depends on the composition of a company’s income and assets and the fair market of its assets (including goodwill) from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. There can be no assurance that the Company will not be treated as a PFIC for any taxable year.

If the Company is a PFIC for any tax year during which a U.S. Holder holds our common shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. If the Company is a PFIC for any year during a U.S. Holder’s holding period for its common shares, then such U.S. Holder generally will be required to treat any gain realized upon a disposition of common shares and any so-called “excess distribution” received on its common shares as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. Holder. Subject to certain limitations, these tax consequences may be mitigated if a U.S. Holder makes a timely and effective QEF Election or a Mark-to-Market Election (each as defined below under the heading “Material United States Federal Income Tax Considerations for U.S. Holders – Default PFIC Rules under Section 1291 of the Code”). A U.S. Holder who makes a QEF Election generally must report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. The Company will make available to U.S. Holders, upon their written request, all information and documentation that a U.S. Holder making a QEF Election with respect to the Company is required to obtain for U.S. federal income tax purposes. A U.S. Holder who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the common shares over the U.S. Holder’s tax basis therein. This paragraph is qualified in its entirety by the discussion below under the heading “Material United States Federal Income Tax Considerations for U.S. Holders.” Each U.S. Holder should consult its own tax advisor regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares acquired pursuant to the offering.

Our ability to use our U.S. federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.

As of November 30, 2024, we had gross U.S. federal and state net operating loss (“NOL”) carryforwards of approximately $550.5 million, certain of which may expire if not utilized. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any. Under the 2017 Tax Cuts and Jobs Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, unused U.S. federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such U.S. federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of current year taxable income.

Under Section 382 of the Code, and corresponding provisions of state law, if a corporation that undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to utilize its pre-change NOL carryforwards to offset its post-change income or taxes may be limited.

We may experience ownership change(s) in the future as a result of subsequent shifts in our stock ownership, including as a result of this offering, and such shifts may be outside our control. Therefore, it is possible that such an ownership change could limit the amount of NOLs we can use to offset future taxable income. Our current NOL carryforwards, and any NOL carryforwards of companies we acquire in the future, may be subject to limitations, thereby increasing our overall tax liability. Our NOL carryforwards may also be impaired under similar provisions of state law. We have recorded a valuation allowance related to our U.S. federal and state NOL carryforwards and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of such assets. Certain of our NOL carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income. Any future changes in U.S. tax laws in respect of the utilization of NOL carryforwards may further affect the limitation in future years. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited at the state level, which could also impact our ability to utilize NOL carryforwards. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs, which could adversely affect our business, operating results, financial condition, and cash flows.

S-11

An investment in our common shares is highly speculative.

An investment in our common shares is highly speculative. We have no history of commercially producing precious metals from our mineral exploration properties and there can be no assurance that we will successfully establish mining operations or profitably produce precious metals.

Though we anticipate, assuming the Acquisition is completed, moving ahead with an updated feasibility study for the Donlin Gold project, among other actions, there can be no guarantee that these actions will lead to successful mining operations or profitable production of gold from the Donlin Gold project. For example, we have no history of working with our new partner in the Donlin Gold project and we may disagree on how to progress the project or encounter other difficulties working with our new partner that leads to delays with the project; in addition, while we expect that the updated feasibility study or other studies will reveal significant cost inflation from the 2021 S-K 1300 Technical Report, such cost inflation may be even more than we expect, in particular as a result of tariffs and the increased costs of international trade; also, while we believe that there is upside potential to increase the level of resources at the Donlin Gold project, for many reasons, there can be no assurance that such potential will be realized; and while the price of gold has experienced meaningful increases since the estimates used in the 2021 S-K 1300 Technical Report, there can be no guarantee that such prices are sustainable.

Investors should read the risk factors set forth in our Form 10-K for the year ended November 30, 2024 carefully before making an investment in our common shares.

Risks Relating to Our Operations

We will require substantial capital investment in the future and our inability to raise adequate capital could affect our ability to continue as a going concern.

We will require significant funding to continue our operations and advance our projects through exploration and, if a construction decision is reached, the construction and operation of potential future mines. Our ability to raise additional capital, on timely and favorable terms or at all, will depend on various factors, including macroeconomic conditions, future commodity prices, our exploration success, and market conditions. If these factors deteriorate, our ability to raise capital to fund ongoing operations and business activities could be significantly impacted. If we cannot obtain adequate additional financing, we may have to substantially curtail our exploration and development activities or sell assets, which could materially and adversely affect our business plan. Inadequate financial resources could also raise substantial doubt about our ability to continue as a going concern.

Trade wars could lead to increased costs.

If high US tariffs are imposed on the products of other countries and Canada and the other countries retaliate with import tariffs on US products, the consequences on the capital markets and global supply chains could adversely impact our ability to raise funds and source the supplies we rely on to perform our planned work programs or, if available, the cost of such supplies could soar, impairing our ability to complete work programs. The eventuality, timing and rates of potential US tariffs, and the countries on which they are levied are difficult to predict at this time. However, US tariffs are likely to be met with retaliatory tariffs and a multi-country trade war against the US could develop. We import products into the US and could be directly impacted by the imposition of new tariffs on goods imported. However, the economic impact of tariffs or a broader trade war on the Canadian economy, the US economy and the global economy could negatively impact capital markets and our ability to raise funds to undertake its work programs. A Canada-US or a broader trade war has the potential to adversely impact global supply chains and make supplies required by us for exploration programs, construction work or operations harder to obtain or unavailable. Canadian tariffs or scarcity in the global supply chain would likely increase the cost of supplies we may require that are available, which could impair our ability to undertake all of the work it plans to perform. We have some flexibility to adjust the timing, scale of, or even cancel, many of its work programs in response to increasing costs or unavailability of supplies. The indirect effects of tariffs imposed by the US or by both countries are difficult to assess, but the potential for tariffs represents a risk to our ability to fulfill some of our key objectives.

S-12

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, contain “forward-looking statements” or information within the meaning of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995 concerning the anticipated timing of the closing of this offering and the Concurrent Private Placement and the use of proceeds from there, the benefits of the potential Acquisition with Paulson, NOVAGOLD’s anticipated expenditures and anticipated plans for the new potential partnership with Paulson at Donlin Gold following the completion of the Acquisition, anticipated results and developments in our operations in future periods, planned exploration activities, the adequacy of our financial resources and other events or conditions that may occur in the future. These forward-looking statements may include statements regarding perceived merit of properties, exploration results and budgets, mineral reserves and resource estimates, work programs, anticipated timing of updated reports and/or studies, capital expenditures, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project, anticipated timing and impact of certain judicial and/or administrative decisions, continued support of the state and federal permitting process, future capital raising activities and their related dilutive effects, sufficiency of working capital, timelines, strategic plans, including our plans and expectations relating to the Donlin Gold project, permitting and the timing thereof, the Company’s market price, market prices for precious metals, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if the property is developed.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

Forward-looking statements are based on a number of material assumptions, including those listed below, which could prove to be significantly incorrect:

•	our ability to complete the Acquisition and related transactions;
•	our ability to achieve production at the Donlin Gold project;
•	dependence on cooperation of co-owner in exploration and development of the Donlin Gold project;
•	expectations regarding future gold prices and demand;
•	estimated capital costs, operating costs, production and economic returns;
•	estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our resource and reserve estimates;
•	our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable;
•	assumptions that all necessary permits and governmental approvals will be obtained and retained, and the timing of such approvals;
•	assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits;
•	our expectations regarding demand for equipment, skilled labor and services needed for the Donlin Gold project;
•	our activities not being adversely disrupted or impeded by development, operating or regulatory risks; and
•	our expectations regarding the timing and outcome of certain judicial and/or administrative decisions, including but not limited to the appeals of: (i) the federal Joint Record of Decision (“JROD”) and permits issued by the U.S. Army Corps of Engineers (“Corps”) and U.S. Bureau of Land Management (“BLM”), (ii) the State Clean Water Act Section 401 Certification (as defined below), (iii) the state pipeline right-of-way (“ROW”) agreement and lease (as defined below), and (iv) the application for water rights (as defined below).

S-13

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

•	uncertainty of whether there will ever be production at the Donlin Gold project;
•	risks related to cooperation with our co-owner on which we depend for Donlin Gold project activities;
•	risks related to proceeding with a feasibility study for the Donlin Gold project without the participation of the co-owner;
•	our history of losses and expectation of future losses;
•	our concentrated property portfolio;
•	risks related to our ability to finance the development of the Donlin Gold project through external financing, strategic alliances, the sale of property interests or otherwise;
•	uncertainty of estimates of capital costs, operating costs, production and economic returns, including the impact of inflation thereon;
•	commodity price fluctuations;
•	risks related to market events and general economic conditions;
•	risks related to opposition to operations at our mineral exploration and development properties from non-governmental organizations (“NGOs”) or civil society;
•	the risk that permits and governmental approvals necessary to develop and operate the Donlin Gold project will not be available on a timely basis, subject to reasonable conditions, or at all;
•	uncertainties relating to the assumptions underlying our reserve and resource estimates, such as metal pricing, metallurgy, mineability, marketability and operating and capital costs;
•	risks related to the inability to develop or access the infrastructure required to construct and operate the Donlin Gold project;
•	uncertainty related to title to the Donlin Gold project;
•	risks related to our largest shareholder;
•	risks related to conflicts of interests of some of the directors and officers of the Company;
•	risks related to the need for reclamation activities on our properties and uncertainty of cost estimates related thereto;
•	credit, liquidity, interest rate and currency risks;
•	mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with, or interruptions in, development, construction or production;
•	risks related to changes in governmental regulation and uncertainties resulting from changes being implemented by the current U.S. federal administration including, but not limited to, the stability of pre-existing tax regimes and the potential introduction of tariffs;
•	risks related to environmental laws and regulations;
•	risks related to our insurance;
•	risks related to title and other rights to our mineral properties;
•	risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of the Donlin Gold project, and related cost increases;
•	our need to attract and retain qualified management and technical personnel;
•	uncertainty as to the outcome of potential litigation;
•	risks related to the effects of global climate change on the Donlin Gold project;
•	risks related to information technology systems;
•	risks related to cybersecurity attacks and breaches; and
•	risks related to the Company’s status as a “passive foreign investment company” in the United States.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in our Annual Report on Form 10-K for the year ended November 30, 2024 and our subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors” and Current Reports on Form 8-K and elsewhere.

Our forward-looking statements contained in this prospectus are based on the beliefs, expectations, and opinions of management as of the date of this report. We do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

S-14

USE OF PROCEEDS

We estimate that we will receive net proceeds from the issuance and sale of common shares in this offering and the Concurrent Private Placement of approximately $        million (or approximately $        million if the underwriters’ option to purchase up to           additional common shares is exercised in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the Concurrent Private Placement to fund a portion of the Company Purchase Price pursuant to the Acquisition Agreement and to use the remaining net proceeds, if any, for general corporate purposes including updating the feasibility study. If the Acquisition does not close for any reason, we intend to use the net proceeds to fund our portion of the expenses at Donlin Gold LLC and for general working capital. See “Prospectus Supplement Summary––Recent Developments” of this prospectus supplement for additional information.

Our expected use of proceeds from this offering and the Concurrent Private Placement represents our current intentions based on our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering and the Concurrent Private Placement or the amounts that we will actually spend on the uses set forth above.

Pending the use of the net proceeds, we may invest the proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

S-15

DIVIDEND POLICY

We have never declared or paid any cash dividends on our share capital. We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Any determination to pay dividends to holders of our common shares in the future will be at the discretion of our Board of Directors and will depend upon such factors as our earnings, capital requirements, requirements under the relevant corporate law and other factors that our Board of Directors deems relevant.

S-16

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 28, 2025:

•	on an actual basis; and

•	on an as adjusted basis giving effect to the sale and issuance by us of common shares in this offering and the Concurrent Private Placement at a public offering price of $ per share after deducting the underwriting discounts and commissions for the common shares issued in the public offering and estimated offering expenses payable by us, assuming no exercise by the underwriters of their option.

You should read this table along with our management’s discussion and analysis of financial condition and results of operations for the three months ended February 28, 2025 and our unaudited consolidated financial statements and related notes for the three months ended February 28, 2025, as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of February 28, 2025
	Actual	As adjusted
	(In thousands)
Cash and cash equivalents	$33,969	$
Liabilities:
Current liabilities	$1,979	$
Non-current liabilities	$156,174	$
Total liabilities	$158,153	$
Shareholders’ equity:
Common shares, without par value; 1,000,000,000 shares authorized; 334,646,571 million shares issued and outstanding as of February 28, 2025, actual; shares outstanding, as adjusted	$1,991,375	$
Contributed surplus	$92,149	$
Accumulated deficit	$(2,114,048)	$
Accumulated other comprehensive loss	$(25,602)	$
Total equity	$(56,126)	$
Total Capitalization	$102,027	$

The number of common shares outstanding and related information in the table above excludes the following:

•	8,258,700 common shares issuable pursuant to options outstanding as of February 28, 2025, 7,261,300 with a weighted average exercise price of $6.11 per share and the remaining 997,400 of those options with a weighted-average exercise price of C$7.56;

•	up to 1,225,100 common shares underlying outstanding PSUs granted as of February 28, 2025; and

•	up to 334,101 common shares underlying outstanding DSUs granted as of February 28, 2025.

(1)	As adjusted cash and cash equivalents reflects the addition of $ in estimated net proceeds, pending their use. See “Use of Proceeds” and “Prospectus Supplement Summary—Recent Developments”.

S-17

DILUTION

Dilution represents the difference between the amount per common share paid by purchasers of common shares in this offering and the as-adjusted net tangible book value per common share immediately after this offering. The data in this section are derived from our balance sheet as of February 28, 2025. Net tangible book value per common share is equal to our total tangible assets less the amount of our total liabilities, divided by the sum of the number of common shares outstanding as of February 28, 2025, excluding common shares underlying outstanding options, PSUs and DSUs. Our net tangible book value as of February 28, 2025 was a deficit of $56.1 million, or $0.17 per common share.

We present dilution on a pro forma as-adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of common shares in this offering and the Concurrent Private Placement, based on a public offering price of $               per common share and after deducting the underwriting discounts and commissions in the public offering and estimated offering expenses payable by us. On a pro forma as-adjusted basis, our net tangible book value as of              , 2025 would have been $               million, or $                per common share. This represents an immediate increase in pro forma as-adjusted net tangible book value to existing shareholders of $ per common share and immediate dilution in pro forma as-adjusted net tangible book value to purchasers of common shares in this offering of $               per common share. The following table illustrates this dilution per common share:

Public offering price per common share		$
Net tangible book value per common share as of , 2025	$
Increase in pro forma net tangible book value per common share attributable to purchasers of common shares in this offering	$
Pro forma as-adjusted net tangible book value per common share immediately after this offering		$
Dilution per common share to purchasers of common shares in this offering		$

If the underwriters fully exercise their option to purchase additional common shares, the pro forma as-adjusted net tangible book value after this offering would increase by approximately $           per common share, and the dilution would decrease by approximately $           per common share to purchasers of common shares in this offering.

The number of common shares shown above to be outstanding immediately after this offering and the Concurrent Private Placement is based on the 334,646,571 common shares outstanding as of February 28, 2025 and excludes the following:

•	8,258,700 common shares issuable pursuant to options outstanding as of February 28, 2025; 7,261,300 with a weighted average exercise price of $6.11 per share and the remaining 997,400 of those options with a weighted-average exercise price of C$7.56;

•	up to 1,225,100 common shares underlying outstanding PSUs granted as of February 28, 2025; and

•	up to 334,101 common shares underlying outstanding DSUs granted as of February 28, 2025.

S-18

UNDERWRITING

Citigroup Global Markets Inc. and RBC Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
BMO Nesbitt Burns Inc.
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $          per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                      additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have agreed that, for a period of 90 days (the “Restricted Period”) from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing), except as required by the registration rights provisions in the Backstop Agreement or Concurrent Private Placement, of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any common shares or any securities convertible into, or exercisable or exchangeable for, common shares, or publicly announce an intention to effect any such transaction other than the Concurrent Private Placement.

Our officers, directors and certain of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which, during the Restricted Period, each of such persons shall not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such person or any affiliate of such person or any person in privity with such person or any affiliate of such person), directly or indirectly, including the filing (or participation in the filing), of a registration statement with the SEC in respect of (other than as contemplated by the registration rights granted in connection with the Backstop Arrangement or the Concurrent Private Placement), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any common shares or any securities convertible into, or exercisable or exchangeable for, common shares, or publicly announce an intention to effect any such transaction other than the Concurrent Private Placement.

S-19

Among certain other customary exceptions, the restrictions described above do not apply to the transfer of common shares:

•	(i) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;

•	(ii) by will, other testamentary document or intestacy;

•	(iii) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

•	(iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above;

•	(v) if the transferor is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the transferor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor or affiliates of the transferor, or (b) as part of a distribution to members or shareholders of the transferor;

•	(vi) by operation of law, such as pursuant to the rules of descent and distribution or pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or any other court order;

•	(vii) to us upon death or disability of the transferor;

•	(viii) by surrender or forfeiture to us to satisfy tax withholding obligations upon exercise or vesting or the exercise price upon a cashless net exercise, in each case, of stock options, equity awards, warrants or other rights to acquire common shares expiring during the Restricted Period pursuant to our equity incentive plans provided, however, that (A) in the case of any transfer or distribution pursuant to clauses (i) through (vi) above, such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to Citigroup Global Markets Inc. and RBC Capital Markets, LLC a lock-up letter and (B) any required public report or filing (including filings under Section 16(a) of the Exchange Act) shall disclose the nature of such transfer and that the common shares remain subject to the lock-up letter and there shall be no voluntary public disclosure or other announcement of such transfer.

The shares are listed on the NYSE American and the Toronto Stock Exchange under the symbol “NG.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

S-20

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be $ .

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

o	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

o	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

o	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

o	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Citigroup Global Markets Inc. and/or its affiliates are also acting as financial advisor to the Company in the Acquisition.

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We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

All activity in the U.S. would be executed by BMO Nesbitt Burns Inc.’s U.S. affiliate, BMO Capital Markets, Corp.

Selling Restrictions

Notice to those coming into possession of the prospectus in Canada

The common shares will not be offered or sold to Canadian residents.

Notice to Prospective Investors in Australia

This prospectus does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”); has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The common shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the common shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any common shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the common shares, you represent and warrant to us that you are an Exempt Investor.

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As any offer of common shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those common shares for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the common shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the common shares, offer, transfer, assign or otherwise alienate those common shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Brazil

The securities have not been, and will not be, registered with the Comissão de Valores Mobiliários, or CVM. Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without such prior registration. Documents relating to the offering of the common shares, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the common shares is not a public offering of securities in Brazil, nor may they be used in connection with any offer for subscription or sale of the securities to the public in Brazil. The common shares will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering or distribution of securities under applicable Brazilian laws and regulations.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, each of which we refer to as a Relevant State, no common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2 of the Prospectus Regulation.

In the case of any common shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

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The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority, except that the common shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or the FSMA;

provided that no such offer of the common shares shall require the Company or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2 of the U.K. Prospectus Regulation.

In the case of any common shares being offered to a financial intermediary as that term is used in Article 5(1) of the U.K. Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the U.K. Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person in the United Kingdom who is not a relevant person must not act on or rely upon this document or any of its contents. The common shares are not being offered to the public in the United Kingdom.

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Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in this prospectus supplement being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(c)(ii) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the securities, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any securities. No securities have been offered or will be offered to the public in Switzerland, except that offers of securities may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”): (a) to any person which is a professional client as defined under the FinSA; (b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of representatives for any such offer; or (c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance; provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.The common shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

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The securities have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

Our common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Our common shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (“DFSA”) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Convention”) generally applicable to a holder who acquires and holds our common shares.

This summary applies only to a holder who is a beneficial owner of our common shares and who, at all relevant times, for the purposes of the Canadian Tax Act and the Convention, (i) is not resident or deemed to be resident, nor has ever been resident, in Canada, (ii) is resident solely in the United States for tax purposes, (iii) is a “qualifying person” under and entitled to the benefits of the Convention, (iv) holds all common shares as capital property, (v) deals at arm’s length with and is not affiliated with NOVAGOLD, (vi) does not and is not deemed to use or hold any common shares in a business carried on in Canada (including an adventure or concern in the nature of trade), (vii) is not an insurer that carries on business in Canada and elsewhere, (viii) is not an “authorized foreign bank” (as defined in the Canadian Tax Act), (ix) has not entered into, and will not enter into, a “derivative forward agreement”, “synthetic equity arrangement” or “synthetic disposition arrangement” (each as defined in the Canadian Tax Act) in respect of the common shares and (x) does not have and has not had, at any time, a “permanent establishment” (as defined in the Convention) of any kind in Canada. Holders who meet all of the criteria in clauses (i) through (x) above are referred to herein as “U.S. Resident Holders”, and this summary only addresses such U.S. Resident Holders.

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including certain limited liability companies) may not in all circumstances be entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds common shares should consult their own tax advisors regarding the extent, if any, to which the benefits of the Convention will apply to the entity in respect of its common shares.

Generally, a U.S. Resident Holder’s common shares will be considered to be capital property of such U.S. Resident Holder unless the U.S. Resident Holder holds or uses, or is deemed to hold or use, the common shares in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the information contained in this prospectus supplement, the current provisions of the Canadian Tax Act and the Convention in effect as of the date prior to the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”), and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all. Other than the Proposed Amendments, this summary does not take into account nor anticipate any changes in law or in the CRA’s administrative policies or assessing practices, whether by way of judicial, legislative, governmental, or administrative decision or action, although no assurance can be given in these respects. This summary does not take into account any provincial, territorial or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder and no representations with respect to the tax consequences to any U.S. Resident Holder or prospective U.S. Resident Holder are made herein. The tax consequences of acquiring, holdings and disposing of our common shares will vary according to the U.S. Resident Holder’s particular circumstances. U.S. Resident Holders are urged to consult their own tax advisors for advice regarding the specific tax consequences to them of acquiring, holding and disposing of our common shares, having regard to their particular circumstances. The discussion below is qualified accordingly.

Currency conversion

Generally, for the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of common shares (including dividends, adjusted cost base and proceeds of disposition) must be converted into Canadian dollars based on the relevant exchange rate as determined in accordance with the Canadian Tax Act.

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Dividends on common shares

A U.S. Resident Holder to whom NOVAGOLD pays or credits or is deemed to pay or credit a dividend on such holder’s common shares will be subject to Canadian withholding tax, and NOVAGOLD will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention for a U.S. Resident Holder to 15% (or, if the U.S. Resident Holder is a company that beneficially owns, directly or indirectly, at least 10% of the voting stock of NOVAGOLD, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of NOVAGOLD owned by an entity that is considered fiscally transparent under the laws of the United States and that is not a resident of Canada, in proportion to such company’s ownership interest in that entity.

Disposition of common shares

A U.S. Resident Holder generally will not be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition or deemed disposition of one or more common shares, nor will a capital loss arising therefrom be recognized under the Canadian Tax Act, unless such common shares are “taxable Canadian property” (as defined in the Canadian Tax Act) of the U.S. Resident Holder at the time of disposition and the U.S. Resident Holder is not entitled to relief under the Convention.

Generally, a U.S. Resident Holder’s common shares will not constitute “taxable Canadian property” of such holder at a particular time provided the common shares are listed on a “designated stock exchange” (as defined in the Canadian Tax Act) (which currently includes the TSX and NYSE American) at that time unless both of the following conditions are concurrently met:

(i)	at any time during the 60-month period that ends at the particular time, 25% or more of the issued shares of any class or series of the capital stock of NOVAGOLD were owned by or belonged to one or any combination of:
a.	the U.S. Resident Holder,
b.	persons with whom the U.S. Resident Holder did not deal at arm’s length, and
c.	partnerships in which the U.S. Resident Holder or a person referred to in clause b. holds a membership interest directly or indirectly through one or more partnerships, and

(ii)	at any time during the 60-month period that ends at the particular time, more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, interests in, or, for civil law, rights in, such properties, whether or not the property exists.

In certain circumstances, a common share may also be deemed to be “taxable Canadian property” for purposes of the Canadian Tax Act.

U.S. Resident Holders whose shares are or may be “taxable Canadian property” should consult their own tax advisors with respect to the tax and compliance considerations that may be relevant to them, including with respect to any potential relief under the Convention.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a general summary of certain material United States federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of our common shares (the “Common Shares”) acquired pursuant to this offering (the “Offering”).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of the Common Shares. This summary also does not address any tax considerations applicable to holders that acquire Common Shares pursuant to the Concurrent Private Placement. Furthermore, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder including, without limitation, specific tax consequences to a U.S. holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, or non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Common Shares.

No ruling from the U.S. Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the potential U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary. There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this summary.

This summary is based upon the provisions of the Code, Treasury regulations (whether final, temporary or proposed) promulgated thereunder (“Treasury Regulations”), published rulings of the IRS, published administrative positions of the IRS, the Convention, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this section, a “U.S. Holder” is a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (a) a citizen or individual resident of the United States; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other integrated transaction; (f) acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment purposes); (h) are subject to special tax accounting rules with respect to their Common Shares; (i) are partnerships and other pass-through entities (and investors in such partnerships and entities); (j) are S corporations (and shareholders therein); (k) are U.S. expatriates or former long term residents of the United States; (l) hold Common Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (m) own, directly, indirectly or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares.

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This discussion also does not address the tax treatment of entities or arrangements classified as partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons who hold Common Shares through partnerships or such other pass-through entities. If an entity or arrangement classified as a partnership for U.S. federal income tax purposes owns Common Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and other pass-through entities that will hold Common Shares, and the partners in such partnerships and other pass-through entities should consult their own tax advisors regarding the tax consequences of the ownership and disposition of Common Shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as a gain from the sale or exchange of such Common Shares (see “Sale or Other Taxable Disposition of Common Shares” below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares will constitute dividend income. Subject to applicable limitations, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC (as discussed below) in the tax year of distribution or in the preceding tax year. Dividends received on Common Shares by corporate U.S. Holders will not be eligible for the “dividends received deduction”. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Disposition of Our Common Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) its tax basis in such Common Shares sold or otherwise disposed of. Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is re-sourced as “foreign source” under the Convention and such U.S. Holder elects to treat such gain or loss as “foreign source” (see a more detailed discussion at “Foreign Tax Credit” below). Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such Common Shares are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

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Passive Foreign Investment Company Rules

If the Company is considered a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Common Shares.

PFIC Status of the Company

The Company generally will be a PFIC if, for a given tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally includes all revenues less the cost of goods sold plus income from investments and from incidental or outside operations or sources, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or other property included in inventory or property held primarily for sale to customers in the ordinary course, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation, and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income and if certain other requirements are met.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a Subsidiary PFIC and (b) a disposition of shares of a Subsidiary PFIC, both as if the U.S. Holder directly held the shares of such Subsidiary PFIC.

The Company believes that it was a PFIC for the fiscal year ended November 30, 2024, and based on current business plans and financial expectations, including the expected composition of assets, may be a PFIC in the current tax year and future tax years. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. The determination of whether the Company (or a subsidiary of the Company) was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company (or a subsidiary of the Company) will be a PFIC for any tax year depends on the assets and income of the Company (and each such subsidiary) over the course of each such tax year and, as a result, the PFIC status of the Company (and each such subsidiary) for the current tax year or any future tax year cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or subsidiary) concerning its PFIC status or that the Company (or any subsidiary) was not, or will not be, a PFIC for any tax year. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

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Default PFIC Rules under Section 1291 of the Code

If the Company is classified as a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of Common Shares will depend on whether such U.S. Holder makes a timely QEF election with respect to the Company under Section 1295 of the Code (a “QEF Election”) or makes a timely mark-to-market election with respect to its Common Shares under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of the Common Shares or on an indirect disposition of shares of a Subsidiary PFIC, and (b) any excess distribution paid on the Common Shares or on the shares of a Subsidiary PFIC that is deemed to be received by a U.S. Holder. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average of the annual distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

If the Company is a PFIC, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution paid on the Common Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or excess distribution and to years before the Company became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to the Common Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC. U.S. Holders should consult their tax advisors regarding the potential availability of this election.

QEF Election

In the event the Company is a PFIC and a U.S. Holder makes a QEF Election for the first tax year in which its holding period of its Common Shares begins, such U.S. Holder generally will not be subject to the default rules of Section 1291 of the Code discussed above with respect to its Common Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and “ordinary earnings” are the excess of (i) “earnings and profits” over (ii) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest”, which is not deductible.

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A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if it is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in a subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during a subsequent tax year in which the Company qualifies as a PFIC.

The Company will make available to U.S. Holders, upon their written request, all information and documentation that a U.S. Holder making a QEF Election with respect to the Company is required to obtain for U.S. federal income tax purposes. Such information may be included on the Company’s website. However, U.S. Holders should be aware that the Company can provide no assurances that it will provide any such information relating to any Subsidiary PFIC. Because the Company may own shares in one or more Subsidiary PFICs and may acquire shares in one or more Subsidiary PFICs in the future, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information to file a QEF Election. U.S. Holders should consult their own tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if they are regularly traded on (a) a national securities exchange that is registered with the SEC; (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934; or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced; and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor regarding whether the Common Shares constitute marketable stock.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the default rules of Section 1291 of the Code discussed above. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for Common Shares or such U.S. Holder has not made a timely QEF Election, the default rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

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A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares over (ii) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

U.S. Holders that make a Mark-to-Market Election generally also will adjust their tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to its Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations) in the event the Company is a PFIC during such U.S. Holder’s holding period for the relevant Common Shares. However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which such Common Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

In addition, a U.S. Holder who acquires Common Shares from a decedent will not receive a “step up” in tax basis of such Common Shares to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.

The PFIC rules are complex, and U.S. Holders should consult their own tax advisors regarding the PFIC rules and how they may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares in the event the Company is a PFIC at any time during such holding period for such Common Shares.

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Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of Common Shares, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency received based on the exchange rate applicable on the date of receipt or, if applicable, the date of settlement if the Common Shares are traded on an established securities market (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. U.S. Holders should consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

Foreign Tax Credit

Dividends paid on the Common Shares will be treated as foreign-source income, and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Common Shares generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

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Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of common shares will generally be subject to information reporting and backup withholding tax if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

The validity of the common shares being offered in this prospectus supplement will be passed on by Blake, Cassels & Graydon LLP, Vancouver, British Columbia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis, Polk & Wardwell LLP, New York, New York. Certain matters with respect to Canadian law will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia and certain matters with respect to United States law will be passed upon for us by Dorsey & Whitney LLP, Seattle Washington.

EXPERTS

The financial statements of (i) NOVAGOLD as of November 30, 2024 and 2023, and for each of the three years in the period ended November 30, 2024, incorporated by reference in this prospectus supplement, and (ii) Donlin Gold LLC as of November 30, 2024 and 2023, and for each of the three years in the period ended November 30, 2024, incorporated by reference in this prospectus supplement have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Paul Chilson, one of the qualified persons named in the prospectus or in the documents incorporated by reference herein is an employee of the Company.

The technical information incorporated by reference herein concerning the Donlin Gold Project was derived from the S-K 1300 technical report summary entitled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA,” dated November 30, 2021, prepared by Wood Canada Limited (“Wood”), independent mining consultants. As of the date hereof, Wood beneficially owns none of our outstanding common shares.

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WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended November 30, 2024 filed with the SEC on January 23, 2025, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended November 30, 2024, filed with the SEC on March 10, 2025;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended February 28, 2025 filed with the SEC on April 1, 2025;

•	our Current Report on Form 8-K filed on April 22, 2025 (only with respect to the second Current Report on Form 8-K filed on such date) filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

•	The description of our common shares which is contained in a registration statement on Form 8-A filed on December 1, 2003 (File No. 001-31913) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed incorporated by reference in this prospectus supplement and to be a part of this prospectus supplement from the date of filing of those documents, with the exception of any portion of any report or document that is not deemed “filed” under such provisions on or after the date of this prospectus supplement, until the earlier of the date on which: (1) all of the securities registered hereunder have been sold; or (2) the registration statement of which this prospectus supplement is a part has been withdrawn.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus supplement is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing, calling or emailing us at the contact information set forth below. We have authorized no one to provide you with any information that differs from that contained in this prospectus supplement. Accordingly, we take no responsibility for any other information that others may give you. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of the front cover of this prospectus supplement.

Investor Relations
NOVAGOLD RESOURCES INC.
201 South Main Street, Suite 400
Salt Lake City, Utah, USA 84111
(801) 639-0511

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PROSPECTUS

COMMON SHARES
PREFERRED SHARES
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS

SUBSCRIPTION RECEIPTS

SHARE PURCHASE CONTRACTS
UNITS

We may offer from time to time, in one or more offerings, any combination of the following securities: common shares, preferred shares, debt securities, warrants, subscription rights, share purchase contracts and units (collectively, the “securities”). We may offer and sell these securities at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. The specific terms of these securities and information regarding the offering in which these securities will be offered will be provided in supplements to this prospectus. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

Our common shares are listed on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “NG.”

Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 1 of this prospectus, in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2025.

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This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended (“Securities Act”). Under this shelf registration process, we may offer from time to time, in one or more offerings, any of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we offer and sell securities, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplements will contain the specific terms of the securities being offered and information regarding the offering in which the securities are offered. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference herein is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus that we may authorize to be delivered or made available to you. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “NOVAGOLD,” the “Company,” “we,” “us” and “our” refer to NOVAGOLD RESOURCES INC. and its consolidated subsidiaries, and all references to “$”, “U.S. Dollars” and “dollars” are to United States dollars.

Risk Factors

Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Summary of Risk Factors” and “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference herein, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

NOVAGOLD RESOURCES INC.

We operate in the gold mining industry, primarily focused on advancing the Donlin Gold project in Alaska. The Donlin Gold project is held by Donlin Gold LLC (“Donlin Gold”), a limited liability company owned equally by wholly-owned subsidiaries of NOVAGOLD and Barrick Gold Corporation (“Barrick”).

We do not produce gold or any other minerals, and do not currently generate operating earnings. Funding to explore our mineral properties and to operate the Company was acquired primarily through previous equity financings consisting of public offerings of our common shares and warrants and through debt financing consisting of convertible notes, and the sale of assets. We expect to continue to raise capital through additional equity and/or debt financings, through the exercise of stock options, and other such means.

We were incorporated by memorandum of association on December 5, 1984, under the Companies Act (Nova Scotia) as 1562756 Nova Scotia Limited. On January 14, 1985, we changed our name to NovaCan Mining Resources (1985) Limited and on March 20, 1987, we changed our name to NOVAGOLD RESOURCES INC. On May 29, 2013, our shareholders approved the continuance of the corporation into British Columbia. Subsequently, we filed the necessary documents in Nova Scotia and British Columbia, and we continued under the Business Corporations Act (British Columbia) effective as of June 10, 2013. The current addresses, telephone and facsimile numbers of our offices are:

Executive office	Corporate office
201 South Main Street, Suite 400	400 Burrard Street, Suite 1860
Salt Lake City, UT, USA 84111	Vancouver, BC, Canada V6C 3A6
Telephone (801) 639-0511	Toll free (866) 669-6227
Facsimile (385) 342-4620	Facsimile (604) 669-6272

Our website address is www.novagold.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.

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Special Note on Forward-Looking Statements

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements or information within the meaning of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995 concerning anticipated results and developments in our operations in future periods, planned exploration activities, the adequacy of our financial resources and other events or conditions that may occur in the future. These forward-looking statements may include statements regarding the benefits and timing of the acquisition of membership interests from Barrick (the “Acquisition”), the perceived merit of properties, exploration results and budgets, mineral reserves and resource estimates, work programs, anticipated timing of updated reports and/or studies, capital expenditures, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project, anticipated timing and impact of certain judicial and/or administrative decisions, continued support of the state and federal permitting process, future capital raising activities and their related dilutive effects, sufficiency of working capital, timelines, strategic plans, including our plans and expectations relating to the Donlin Gold project, permitting and the timing thereof, the Company’s market price, market prices for precious metals, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if the property is developed.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

Forward-looking statements are based on a number of material assumptions, including those listed below, which could prove to be significantly incorrect:

•	our ability to satisfy the closing conditions in the Acquisition;
•	our ability to achieve production at the Donlin Gold project;
•	dependence on cooperation of co-owner in exploration and development of the Donlin Gold project;
•	expectations regarding future gold prices and demand;
•	estimated capital costs, operating costs, production and economic returns;
•	estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our resource and reserve estimates;
•	our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable;
•	assumptions that all necessary permits and governmental approvals will be obtained and retained, and the timing of such approvals;
•	assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits;
•	our expectations regarding demand for equipment, skilled labor and services needed for the Donlin Gold project;
•	our activities not being adversely disrupted or impeded by development, operating or regulatory risks; and
•	our expectations regarding the timing and outcome of certain judicial and/or administrative decisions, including but not limited to the appeals of: (i) the federal Joint Record of Decision (“JROD”) and permits issued by the U.S. Army Corps of Engineers (“Corps”) and U.S. Bureau of Land Management (“BLM”), (ii) the State Clean Water Act Section 401 Certification (as defined below), (iii) the state pipeline right-of-way (“ROW”) agreement and lease (as defined below), and (iv) the application for water rights (as defined below).

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

•	uncertainty of whether there will ever be production at the Donlin Gold project;
•	risks related to cooperation with our co-owner on which we depend for Donlin Gold project activities;
•	risks related to proceeding with a feasibility study for the Donlin Gold project without the participation of the co-owner;
•	our history of losses and expectation of future losses;
•	our concentrated property portfolio;
•	risks related to our ability to finance the development of the Donlin Gold project through external financing, strategic alliances, the sale of property interests or otherwise;
•	uncertainty of estimates of capital costs, operating costs, production and economic returns, including the impact of inflation thereon;
•	commodity price fluctuations;
•	risks related to market events and general economic conditions;
•	risks related to opposition to operations at our mineral exploration and development properties from non-governmental organizations (“NGOs”) or civil society;
•	the risk that permits and governmental approvals necessary to develop and operate the Donlin Gold project will not be available on a timely basis, subject to reasonable conditions, or at all;
•	uncertainties relating to the assumptions underlying our reserve and resource estimates, such as metal pricing, metallurgy, mineability, marketability and operating and capital costs;

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•	risks related to the inability to develop or access the infrastructure required to construct and operate the Donlin Gold project;
•	uncertainty related to title to the Donlin Gold project;
•	risks related to our largest shareholder;
•	risks related to conflicts of interests of some of the directors and officers of the Company;
•	risks related to the need for reclamation activities on our properties and uncertainty of cost estimates related thereto;
•	credit, liquidity, interest rate and currency risks;
•	mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with, or interruptions in, development, construction or production;
•	risks related to changes in governmental regulation and uncertainties resulting from changes being implemented by the current U.S. federal administration including, but not limited to, the stability of pre-existing tax regimes and the potential introduction of tariffs;
•	risks related to environmental laws and regulations;
•	risks related to our insurance;
•	risks related to title and other rights to our mineral properties;
•	risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of the Donlin Gold project, and related cost increases;
•	our need to attract and retain qualified management and technical personnel;
•	uncertainty as to the outcome of potential litigation;
•	risks related to the effects of global climate change on the Donlin Gold project;
•	risks related to information technology systems;
•	risks related to cybersecurity attacks and breaches; and
•	risks related to the Company’s status as a “passive foreign investment company” in the United States.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in our Annual Report on Form 10-K for the year ended November 30, 2024 and our subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors” and Current Reports on Form 8-K and elsewhere.

Our forward-looking statements contained in this prospectus are based on the beliefs, expectations, and opinions of management as of the date of this report. We do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes which may include the advancement of mineral exploration and project development, acquisitions and other business opportunities.

Description of Share Capital

General

Our authorized share capital consists of 1,000,000,000 common shares and 10,000,000 preferred shares.

Common Shares

Common shares outstanding. At March 26, 2025, there were 334,646,571 common shares outstanding. All outstanding common shares are fully paid and non-assessable.

The common shares of the Company (the “Common Shares”) are its only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Notice of Articles and Amended and Restated Articles which are attached as exhibits to the Annual Report on Form 10-K. We are continued in the Province of British Columbia, Canada and are subject to the Business Corporations Act (British Columbia) (the “BCBCA”).

Holders of Common Shares are entitled to receive notice of and to attend any meetings of shareholders of the Company and at any meetings of shareholders to cast one vote for each Common Share held. Holders of Common Shares do not have cumulative voting rights. A simple majority of votes cast on a resolution is required to pass an ordinary resolution; however, if the resolution is a special resolution two-thirds of the votes cast on the special resolution are required to pass it. Holders of Common Shares are entitled to receive dividends as and when declared by the board of directors of the Company at its discretion from funds legally available therefor and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attached to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends or liquidation. There are no pre-emptive, subscription, conversion or redemption rights attached to the Common Shares nor do they contain any sinking or purchase fund provisions.

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Provisions as to the modification, amendment or variation of the rights attached to the Common Shares are contained in our articles and the BCBCA. Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least two-thirds of the votes cast).

Preferred Shares

Preferred shares outstanding. There are no preferred shares outstanding at the date of this prospectus.

The Company’s preferred shares may be issued from time to time in one or more series, the number of shares, designation, rights and restrictions of which will be determined by the Board of Directors of the Company. The preferred shares rank ahead of the common shares with respect to the payment of dividends or upon liquidation or both.

Should we offer to sell a particular series of preferred shares, we will describe the specific terms of the securities in a supplement to this prospectus.

Our Board of Directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders.

All preferred shares offered will be fully paid and non-assessable. Any preferred shares that are issued will have priority over the common shares with respect to dividend or liquidation rights or both.

Our Board of Directors could create and issue a series of preferred shares with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of shares as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common shares. One of the effects of authorized but unissued and unreserved shares of capital may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. The issuance of these shares of capital may defer or prevent a change in control of our company without any further shareholder action.

The transfer agent for each series of preferred shares will be described in the prospectus supplement.

Listing

Our common shares are listed on the NYSE American under the symbol “NG” and on the TSX also under the symbol “NG.”

Transfer Agent and Registrar

The United States transfer agent and registrar for the common shares is Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021 and the Canadian transfer agent and registrar for the common shares is Computershare Investor Services Inc. located at 510 Burrard Street, Vancouver, B.C. V6C 3B9.

Description of Debt Securities

The debt securities (“Debt Securities”) may be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Company and one or more trustees (the Trustee) that will be named in a prospectus supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been or will be filed with the SEC as an exhibit to the Registration Statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The Company may issue Debt Securities, separately or together, with Common Shares, warrants, subscription rights, subscription receipts, share purchase contracts, units or any combination thereof, as the case may be.

The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of a series of the Debt Securities offered pursuant to this prospectus will be set forth in the applicable prospectus supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities will be described in the applicable prospectus supplement. This description may include, but may not be limited to, any of the following, if applicable:

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•	the title of the Debt Securities;

•	any limit on the aggregate principal amount of the Debt Securities;

•	the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

•	the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities;

•	the terms and conditions under which the Company may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which the Company may redeem the Debt Securities, in whole or in part, at its option;

•	the covenants applicable to the Debt Securities;

•	the terms and conditions for any conversion or exchange of the Debt Securities, in whole or in part, at its option;

•	the covenants applicable to the Debt Securities;

•	the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•	the extent and manner, if any, to which payment on or in respect of the Debt Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;

•	whether the Debt Securities will be secured or unsecured;

•	whether the Debt Securities will be issuable in the form of global securities (“Global Securities”), and, if so, the identity of the depositary for such Global Securities;

•	the denominations in which Debt Securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000;

•	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

•	any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

If the Company denominates the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, the Company will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable prospectus supplement.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

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The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

This prospectus does not qualify for issuance Debt Securities, or securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items or any other "novel specified derivative" as defined in NI 44-102.

To the extent any Debt Securities are convertible into Common Shares or other securities, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

The Company may, from time to time, issue debt securities and incur additional indebtedness other than through the issue of debt securities pursuant to this prospectus.

Description of Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

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Description of Subscription Rights

We may issue subscription rights to purchase our securities. The subscription rights may be issued independently or together with any other securities, may be attached to, or separate from, such securities and may or may not be transferable by the shareholder receiving the subscription rights. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any unsubscribed securities after such offering. The terms of any subscription rights being offered will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the following terms of the subscription rights in respect of which this prospectus is delivered:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the type and number of securities purchasable upon exercise of each right;

•	the procedures and limitations relating to the exercise of the rights;

•	the date upon which the exercise of rights will commence;

•	the record date, if any, to determine which security holders are entitled to the rights;

•	the expiration date;

•	the extent to which the rights are transferable;

•	information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if appropriate, a discussion of material U.S. federal income tax considerations;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Description of Subscription Receipts

We may issue subscription receipts, which will entitle holders thereof to receive, upon satisfaction of Release Conditions (as defined herein) and for no additional consideration, Common Shares, warrants or any combination of securities as is specified in the applicable prospectus supplement. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the applicable prospectus supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any subscription receipts, one or more of such underwriters or agents may also be a party to the subscription agreement governing the subscription receipts sold to or through such underwriter or agent.

The following description sets forth certain general terms and provisions of subscription receipts that may be issued hereunder and is not intended to be complete. The statements made in this prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement. Prospective investors should refer to the Subscription Receipt Agreement relating to the specific subscription receipts being offered for the complete terms of the subscription receipts. We will file a copy of any Subscription Receipt Agreement relating to an offering of subscription receipts with the securities regulatory authorities in Canada and the United States after we have entered into it.

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The applicable prospectus supplement and the Subscription Receipt Agreement for any subscription receipts that we may offer will describe the specific terms of the subscription receipts offered. This description may include, but may not be limited to, any of the following, if applicable:

•	the designation and aggregate number of subscription receipts being offered;

•	the price at which the subscription receipts will be offered;

•	the designation, number and terms of the Common Shares, Warrants or a combination of Securities to be received by the holders of subscription receipts upon satisfaction of the Release Conditions, and any procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of subscription receipts to receive, for no additional consideration, the Common Shares, Warrants or a combination of Securities;

•	the procedures for the issuance and delivery of the Common Shares, Warrants or a combination of Securities to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the Common Shares, Warrants or a combination of Securities upon satisfaction of the Release Conditions;

•	the identity of the Escrow Agent;

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination of Securities pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the subscription receipts;

•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price of their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event that this prospectus, the prospectus supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the subscription receipts as one or more global securities (“Global Securities”) and, if so, the identity of the depository for the Global Securities;

•	whether the Company will issue the subscription receipts as bearer securities, as registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the subscription receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or other Securities, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the subscription receipts on any exchange;

•	material U.S. and Canadian federal income tax consequences of owning the subscription receipts; and

•	any other material terms or conditions of the subscription receipts.

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Description of Share Purchase Contracts

We may issue share purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of securities, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per security and the number of securities may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract and securities or obligations of third parties (including U.S. treasury securities) and may, or may not serve as collateral for a holder’s obligations. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the Share Purchase Contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts.

Description of Units

We may issue units consisting of one or more warrants, debt securities, preferred shares, common shares, subscription rights, subscription receipts, share purchase contracts or any combination of such securities. The terms of any units being offered will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the following terms of the units in respect of which this prospectus is delivered:

•	the terms of the units and of the warrants, debt securities and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Form of Securities

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities, including in the form of a direct registration, that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

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So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or other instrument governing such securities, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of NOVAGOLD, the trustees, the warrant agents, the unit agents or any other agent of NOVAGOLD, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of Distribution

We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, convertible securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

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•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use common shares received from us to close out its short positions;

•	sell securities short and redeliver such securities to close out our short positions; or

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

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At-the-Market Offerings

If we reach an agreement with an underwriter on a placement, including the number of common shares to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE American or TSX, the existing trading markets for our common shares, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our common shares, the amounts underwritten, and the nature of its obligations to take our common shares will be described in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions.

These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

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Legal Matters

Certain legal matters related to the securities covered by this prospectus will be passed on for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law.

Experts

The consolidated financial statements of (i) NOVAGOLD as of November 30, 2024 and 2023, and for each of the three years in the period ended November 30, 2024, and management’s assessment of the effectiveness of internal control over financial reporting, and (ii) Donlin Gold LLC as of November 30, 2024 and 2023, and for each of the three years in the period ended November 30, 2024, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Certain of the scientific and technical information relating to our mineral projects in this prospectus and the documents incorporated by reference herein has been derived from technical reports prepared by the experts listed below and has been included in reliance on such person’s expertise. Copies of the technical reports can be accessed under the Company’s profile on SEC’s Electronic Data Gathering and Retrieval system (“EDGAR”) at www.sec.gov/edgar with respect to the S-K 1300 technical report summaries.

The following are the names of persons or companies (a) that are named as having prepared or certified a report, valuation, statement or opinion included in or included by reference in this prospectus; and (b) whose profession or business gives authority to the statement, report or valuation made by the person or by us:

•	Wood Canada Limited, which prepared or certified certain portions of the technical report summary titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” dated November 30, 2021; and

•	Paul Chilson, a “Qualified Person” under S-K 1300 has reviewed and approved the scientific and technical disclosure contained in the annual report on Form 10-K (as defined herein).

The aforementioned companies, and their directors, officers, employees and partners, as applicable, as a group, beneficially own, directly or indirectly, less than one percent of our outstanding securities.

As at the date of this prospectus, other than Paul Chilson, none of the aforementioned persons were employed on a contingency basis, or had, or are to receive, in connection with any offering under this prospectus, a substantial interest, direct or indirect, in the Company, nor are any such persons connected with the Company as promoters, managing or principal underwriters, voting trustees, directors, officers, or, except as disclosed herein, employees.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended November 30, 2024 filed with the SEC on January 23, 2025, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended November 30, 2024, filed with the SEC on March 10, 2025;

(b)	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2025;

(c)	our Quarterly Report on Form 10-Q for the quarter ended February 28, 2025 filed with the SEC on April 1, 2025;

(d)	our Current Report on Form 8-K filed on April 22, 2025, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(e)	the description of our common shares which is contained in a registration statement on Form 8-A filed on December 1, 2003 (File No. 001-31913) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.novagold.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
NOVAGOLD RESOURCES INC.

201 South Main Street, Suite 400
Salt Lake City, Utah, USA 84111
(801) 639-0511

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NOVAGOLD RESOURCES INC.

43,500,000 Common Shares

PROSPECTUS SUPPLEMENT

Citigroup	RBC Capital Markets

BMO Capital Markets

, 2025.